Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-44826 and 333-58020) pertaining to the 2000 Equity Incentive Plan, the 2000 Employee Stock Purchase Plan, the 2000 Non-Employee Directors’ Stock Option Plan, the 1996 Stock Option Plan, the 1988 Stock Option Plan and certain Non-Plan Stock Option Agreements of Telik, Inc. of our report dated February 8, 2002 with respect to the financial statements of Telik, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

/S/	ERNST & YOUNG LLP

Palo Alto, California
March 25, 2002